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                                                                  Exhibit 10.40

                                   PROPOSAL 2

                  APPROVAL OF 1995 EMPLOYEE STOCK OPTION PLAN

GENERAL

        The Company's Board of Directors has adopted the 1995 Employee Stock Option Plan (the "1995 Plan") effective as of June 14, 1995, subject to approval by the Company's shareholders. Approval of the 1995 Plan requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented and voting in person or by proxy at the Annual Meeting or any adjournments or postponements thereof. The Board of Directors unanimously recommends that the shareholders vote FOR approval of the 1995 Plan.

        The following is a summary of principal features of the 1995 Plan, and is qualified in its entirety by reference to the full text of such plan:

PURPOSE AND ELIGIBILITY

        The purpose of the 1995 Plan is to promote the interests of the Company, its subsidiaries and its shareholders by using incentive stock options (stock options representing the right to purchase Common Stock of the Company that qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) to attract and retain key personnel, to encourage and reward their contributions to the performance of the Company, and to align their interests with the interests of the Company's shareholders.

        Any officer or employee of the Company is eligible to be granted options under the 1995 Plan. There are approximately 220 such officers and employees currently eligible to participate in the 1995 Plan.

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ADMINISTRATION

        The 1995 Plan shall be administered by a committee (the "Stock Option Committee") appointed by the Board of Directors which shall consist of three Board members, each of whom shall be "disinterested" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. Subject to the provisions of the 1995 Plan, the Stock Option Committee shall have the full and final power in its discretion to select the eligible persons to whom options shall be granted under the 1995 Plan, to determine the terms of such options, including the number of shares issued pursuant thereto, to construe the 1995 Plan and any options thereunder, to determine all questions arising thereunder, to adopt and amend rules to regulate the 1995 Plan and to otherwise carry out the terms of the 1995 Plan.

PARTICIPATION BY EXECUTIVE OFFICERS AND OTHER EMPLOYEES

        The determine of which eligible persons (including executive officers) will receive options under the 1995 Plan and the number of shares underlying such options will be made by the Stock Option Committee in its sole discretion. Accordingly, future option grants to be received by executive officers and other employees under the 1995 Plan are not currently determinable.

SECURITIES SUBJECT TO THE PLAN

        No more than 250,000 shares of Common Stock may be issued upon exercise of options granted under the 1995 Plan. The number of shares of Common Stock available under the 1995 Plan in general, as well as the number of shares for which issued or unissued options may be exercised and the exercise price per share of options will be proportionately adjusted to reflect any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a subdivision or combination of shares, stock dividends, stock splits, and similar capital stock transactions. The Company's Common Stock is traded in the over-the-counter market and is quoted in the National Daily Quotation Service, under the symbol "CALN." On August 25, 1995, the closing bid for the Company's Common stock was $4-1/2. No options have been granted to date under the 1995 Plan.

VESTING, EXERCISE AND TERM

        Options granted under the 1995 Plan shall vest and may be exercised as determined by the Stock Option Committee. The exercise price of any option granted shall not be less than that amount necessary to enable the option to qualify as an incentive stock option (generally, 100% of fair market value of the Company's Common Stock on the date of grant). Options granted under the 1995 Plan may be exercised at any time after they vest and before their expiration. The term of an option may be for up to ten years from the date the option was granted, as determined by the Stock Option Committee, subject to earlier termination due to termination of the employment of the option holder.

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PLAN EFFECTIVENESS AND DURATION

        The 1995 Plan became effective June 14, 1995, subject to shareholder approval, and will continue (unless earlier terminated by the Board of Directors or the Stock Option Committee) until its expiration on June 14, 2005. Such expiration will not effect any option previously made or granted which is then outstanding.

AMENDMENT AND TERMINATION

         The Board of Directors or the Stock Option Committee may at any time terminate or amend the 1995 Plan. No such termination will affect options previously granted, nor may any amendment make any change in any option previously granted which adversely affects the rights of any participant without their consent, nor may any amendment be made without shareholder approval if such amendment would materially increase the number of shares subject to the 1995 Plan, extend the final date on which options may be exercised, materially modify employee eligibility for participation requirements, or materially increase benefits which may accrue to participants under the 1995 Plan.

FEDERAL INCOME TAX CONSEQUENCES

        Pursuant to the 1995 Plan, employees may be granted options which are intended to qualify as incentive stock options under Section 422 of the Code.
In general, an optionee is not taxed and the Company is not entitled to a deduction on the grant or exercise of an incentive stock option. However, if the optionee sells the shares acquired upon exercise of an incentive stock option at any time within (a) one year after the date of transfer of shares to the optionee pursuant to exercise of such incentive stock option or (b) two years after the date of grant of such incentive stock option, then the optionee will recognize ordinary income in an amount equal to the excess, if any, of the lesser of the sale price of the shares or the fair market value of the shares on the date of exercise over the exercise price of such incentive stock option. In such case, the Company will generally be entitled to a tax deduction in an amount equal to the amount of ordinary income recognized by such optionee. The amount by which the fair market value of the shares received upon exercise of an incentive stock option exceeds the exercise price will be included as a positive adjustment in the calculation of an optionee's "alternative minimum taxable income" in the year of exercise.

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